Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Supernus Pharmaceuticals, Inc. 9715 Key West Avenue Rockville, MD 20850 Tel (301) 838-2500 Fax (301) [**]

July 26, 2021

Tim Dec

[**]

[**]

Dear Tim,

On behalf of Supernus Pharmaceuticals, Inc. (“the Company”), I am pleased to offer you the regular, full-time position as Senior VP & CFO reporting to me. This position will be based at the Company’s headquarters in Rockville, MD. We look forward to having you join Supernus Pharmaceuticals, Inc. on a mutually agreed upon date on or about August 16, 2021. The terms of your employment are as follows:

Compensation: Your base compensation will be $375,000.00 annually, paid in accordance with the Company’s regular payroll schedule, which is presently twice per month. Your position is classified as “exempt” under the Fair Labor Standards Act and therefore you are not eligible to receive overtime.

Introductory Period: Your employment is subject to an Introductory Period of three (3) months, during which time the Company will progressively assess your performance. During the Introductory Period the employee is not subject to, and the Company will not follow, the Company’s progressive disciplinary process. Upon successful completion of the Introductory Period, performance reviews will be conducted periodically on an annual basis, and depending upon the results of those reviews, you may be eligible for future increases in your compensation. Completion of the Introductory period does not change your employment status (see “Employment at Will” below).

Bonus Plan: You will be eligible to participate in the Company Bonus Plan. Based on your job level, and contingent upon both employee and company performance, you will be eligible for an annual target bonus of 40% of your annual salary, prorated for the first year.

Benefits: Provided you remain employed in full-time regular status, you will be eligible for participation in the Company employee benefit plans, which include group medical, dental, short and long-term disability, life insurance, and flexible spending. You will be automatically enrolled in the Supernus Pharmaceuticals, Inc. 401(k) Profit Sharing Plan at an initial deferral rate of 5%. You will have the opportunity to update this deferral rate at any time.

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In addition, you will be eligible to accrue up to 4 weeks (160 days) of vacation annually, prorated for the first year. You will also accrue 1 floating holiday for calendar year 2021 and 2 floating holidays per year, thereafter. You will also accrue 2 days of floating holidays per year. You will be eligible to accrue up to 10 days of sick leave per year (prorated for the first year), which will have a rolling accumulation of up to 180 days of sick leave throughout your career at Supernus.

Equity: After joining Supernus Pharmaceuticals, we will recommend to the Board of Directors that you be granted 85,000 options that vest over 4 years to purchase ordinary shares of Supernus common stock, subject to future adjustments including stock splits, under the then-applicable stock plan.

Employment at Will: Since continued employment is based upon mutual satisfaction and reward, this offer should not be construed as a contract for any fixed period. Rather, you will be employed in an “at will” status, which means that you or the Company may terminate your employment at any time for any reason, with or without notice.

Terms and Understandings:  Not withstanding anything in this letter to the contrary, this offer of employment is contingent upon, a satisfactory completion of your background check and criminal history report must be completed.  Your acceptance below indicates that you will review and comply with Company rules and regulations, particularly those relating to safety and confidentiality.  As a condition of employment, you will be required to complete an Employee Proprietary Information and Invention Agreement with the Company (additional attached electronic document), which prohibits any employee from accepting other consulting work or other outside work that the Company feels is in a conflict of interest to the work performed at Supernus.

Acceptance: Please electronically sign this offer letter to indicate your acceptance and agreement with the terms of employment.  Return the executed copy back to the Company within 3 business days after receipt and retain the electronic copy for your records.

I trust that you will find this offer an attractive one, and we look forward to having you join Supernus Pharmaceuticals, Inc. Please contact me at 301-838-[**] or by email at [**] with any questions.

Sincerely,

/s/ Jack Khattar
Jack Khattar
President & CEO

I have read and agree with the terms of employment as set forth above.

/s/ Timothy C. Dec	7/27/2021
Timothy C. Dec	Date

NOTE: Please bring two forms of Identification with you on your first day of employment

(i.e., Driver’s License and Social Security Card or Birth Certificate) or a valid US Passport.

For a full listing of acceptable documentation, please visit http://www.uscis.gov/i-9.

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